Exhibit 99.4

Peabody Energy Corporation (the “Company”) has provided projected EBITDAR, net cash flow excluding restructuring costs and borrowings and quarterly cash flows for 2017 in its updated financial projections. EBITDAR and net cash flow excluding restructuring costs and borrowings are defined below. These financial measures are not intended to serve as alternatives to GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

For 2017-2021, it is not possible for management to identify the amount or significance of certain of its restructuring costs, reorganization items, depreciation, depletion and amortization, interest expense and income taxes, which are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort projected EBITDAR and projected net cash flow excluding restructuring costs and borrowings to their most directly comparable GAAP measures for 2017-2021. In addition, with respect to projected quarterly cash flows for 2017, it is not possible for management to identify the amount or significance of post-emergence capital structure items such as interest, dividends or any unknown future cash collateral requirements, which also are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to fully reconcile without unreasonable effort projected quarterly cash flows for 2017 to the most directly comparable GAAP measures.

Management can reasonably estimate its cash expenditures related to restructuring items, interest expense, and other cash flow items for full year 2016; however, it cannot reasonably estimate the non-cash impact of certain restructuring items and income tax expense for full year 2016. As such, the Company has provided a reconciliation for projected 2016 net cash flow excluding restructuring costs and borrowings to its most directly comparable GAAP measure; however, the Company is unable to reconcile without unreasonable effort projected 2016 EBITDAR to its most directly comparable GAAP measure.

Reconciliations of EBITDAR for 2015 and net cash flow excluding restructuring costs and borrowings for 2015 and projected for 2016 to their most directly comparable GAAP measures are set forth below.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Year Ended	Year Ending
(Dollars in millions, except per share data)	Dec. 31,	Dec. 31,
	2015	2016

EBITDAR (1)	$894.9	N/A
Depreciation, depletion and amortization	572.2
Asset retirement obligation expenses	45.5
Asset impairment	1,277.8
Selling and administrative expenses related to debt restructuring	—
Change in deferred tax asset valuation allowance related to equity affiliate	(1.0)
Amortization of basis difference related to equity affiliates	4.9
Interest income	(7.7)
Interest expense	533.2
Income tax benefit	(176.4)
Restructuring charges	23.5
Reorganization items, net	—
Corporate hedging results - foreign currency and fuel	436.8
Gain on VEBA settlement	—
Certain employee compensation programs	—

Loss from continuing operations, net of income taxes	$(1,813.9)	N/A

Net cash flow excluding restructuring & borrowings (2)	$(417.6)	$81.6
Senior Secured Second Lien Notes offering	975.7	—
Senior Secured Second Lien Notes offering - issuance costs	(16.9)	—
2016 Senior Notes tender offer and redemption	(716.4)	—
Borrowings under the 2013 Revolver	—	947.0
DIP Financing proceeds, net of discount and issuance costs	—	449.3
DIP Financing interest	—	(25.1)
Adequate protection payments	—	(87.2)
External Chapter 11 restructuring fees	—	(83.5)
Change in receivable from accounts receivable securitation program	138.5	(168.5)

Net change in cash and cash equivalents	$(36.7)	$1,113.6

(1)	Non-GAAP financial measure EBITDAR is an internal Peabody performance measure that is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. EBITDAR is also adjusted for the discrete items, reflected in the reconciliation above, that management has excluded in analyzing operating performance and excludes all restructuring costs, including both internal and external restructuring, certain employee compensation programs tied to the Company’s emergence from Chapter 11 and prepetition hedges related to fuel costs and international currency.
(2)	Non-GAAP financial measure net cash flow excluding restructuring and borrowings is an internal Peabody performance measure that is defined as net change in cash and cash equivalents before adding net proceeds from certain borrowings, net borrowings, repayments, and interest and other charges associated with the Company’s Debtor-in-Possession Credit Agreement, changes in receivables from accounts receivable securitization program and certain restructuring charges.

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.